Cheviot

Contact:                 Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports Third-Quarter and Nine Month Earnings

CINCINNATI, Ohio – October 28, 2011 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the third fiscal quarter of 2011 of $969,000, or $0.11 cents per share an increase of 42% from the $683,000, or $0.08 cents per share in net earnings for the third fiscal quarter of 2010.  For the nine months ended September 30, 2011 net earnings totaled $2.4 million, or $0.28 per share, compared with net earnings of $1.8 million, or $0.20 per share for the comparable nine month period in 2010.

The earnings per share for both the three and nine months ended September 30, 2011 were based on weighted average shares outstanding of 8,757,782, as compared with weighted average shares outstanding of 8,722,075 and 8,723,800 for the comparable 2010 periods.

On March 16, 2011, Cheviot Financial Corp. completed its acquisition of First Franklin Corporation.  As a result of the acquisition, the Company increased total assets by approximately $277.6 million. Interest income and interest expense for the current three and nine month periods includes the impact of the First Franklin acquisition since March 16, 2011.

The $286,000 increase in 2011 third quarter net earnings is due primarily to a $1.8 million increase in net interest income and an increase of $229,000 in other income, which was partially offset by a $50,000 increase in the provision for losses on loans, an increase of $1.6 million in general administrative and other expenses and an increase in the provision for federal income taxes of $154,000, described below.

For the first nine months of 2011, the Company’s increase in earnings generally reflected an increase of $3.7 million in net interest income, an increase of $1.0 million in other income and a decrease of $178,000 in the provision for federal income taxes, which were partially offset by an increase of $4.1 million in general, administrative and other expenses and an increase of $150,000 in the provision for losses on loans.  The increase in general, administrative and other expenses during the comparative period is a result of legal and professional expenses and approximately two quarters of additional operating costs incurred as a result of the First Franklin acquisition. For the nine months ended September 30, 2011, the Company recorded a provision for losses on loans totaling $400,000 after giving consideration to the allocation of approximately $363,000 for write downs in loans transferred to real estate acquired through foreclosure.  At September 30, 2011, the allowance for losses on loans was 18.7% of originated nonperforming assets and 0.7% of originated loans.  Under applicable accounting guidelines, loans acquired in the acquisition were marked to fair value.  Therefore, the Company does not provide loan losses for the loans acquired in the acquisition.

At September 30, 2011, Cheviot Financial Corp. had consolidated total assets of $600.5 million, total liabilities of $528.4 million, including deposits of $480.4 million, and shareholders' equity of $72.1 million, or 12.0% of total assets.  At September 30, 2011, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 10.0%, 10.0% and 18.3%, respectively.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

		September 30,		December 31,
ASSETS		2011		2010

Cash and cash equivalents		$45,201		$18,149
Investment securities		103,103		97,440
Loans receivable		397,460		225,438
Goodwill		10,309		-
Core deposit intangible, net		1,118		-
Other assets		43,325		17,042

Total assets		$600,516		$358,069

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits		$480,390		$257,852
Advances from the FHLB		42,024		27,300
Other liabilities		5,972		3,498

Total liabilities		528,386		288,650

Shareholders' equity		72,130		69,419

Total liabilities and shareholders' equity		$600,516		$358,069

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Total interest income	$6,130	$3,841	$16,290	$11,842
Total interest expense	1,583	1,130	4,415	3,633

Net interest income	4,547	2,711	11,875	8,209

Provision for losses on loans	200	150	400	250

Net interest income after provision for losses on loans	4,347	2,561	11,475	7,959

Other income	702	473	1,889	842
General, administrative and other expense	3,636	2,061	10,206	6,125

Earnings before federal income taxes	1,413	973	3,158	2,676

Federal income taxes	444	290	734	912

NET EARNINGS	$969	$683	$2,424	$1,764

Earnings per share - basic and diluted	$0.11	$0.08	$0.28	$0.20